Exhibit 99.1

FOR IMMEDIATE RELEASE

         Wynn Resorts, Limited Announces Completion of Exchange Offer

         LAS VEGAS, NEVADA (July 6, 2005) - Wynn Resorts, Limited announced today that two of its wholly owned subsidiaries, Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp. (together, the "Issuers"), have completed their offer to exchange up to $1.3 billion of their outstanding 6 5/8% First Mortgage Notes due 2014 for 6 5/8% First Mortgage Notes due 2014 that have been registered under the Securities Act of 1933, as amended. The exchange offer was made in order to satisfy certain obligations of the Issuers contained in a Registration Rights Agreement, dated December 14, 2004.

         The exchange offer expired at 5:00 p.m., New York City time, on June 29, 2005. $1,299,750,000 in aggregate principal amount of the Issuers' outstanding 6 5/8% First Mortgage Notes due 2014 were exchanged. The new notes are substantially identical to the notes for which they were exchanged, except that the new notes have been registered under the Securities Act of 1933, as amended, and, as a result, the transfer restrictions and registration rights provisions applicable to the original notes do not apply to the new notes.

         Wynn Resorts, Limited is traded on the Nasdaq National Market under the ticker symbol WYNN and, since December 2004, it has been part of the NASDAQ-100 Index. Wynn Las Vegas, a luxury hotel and destination casino resort located on the Las Vegas Strip, opened to the public on April 28, 2005. Wynn Las Vegas features 2,716 luxurious guest rooms and suites; an approximately 111,000 square foot casino; 22 food and beverage outlets; an on-site 18-hole golf course; approximately 223,000 square feet of meeting space; an on-site Ferrari and Maserati dealership; and approximately 76,000 square feet of retail space. For more information, visit www.wynnlasvegas.com.

CONTACT:
Wynn Resorts, Limited
Samanta Stewart, 702-770-7555
investorrelations@wynnresorts.com

SOURCE: Wynn Resorts, Limited